Exhibit (n)(1)

Anchin, Block & Anchin LLP Accountants & Advisors 1375 Broadway New York, NY 10018 212 840-3456 www.anchin.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Post-effective Amendment No. 4 to Registration Statement No. 333-177737 of Arden Sage Multi-Strategy Fund, L.L.C. on Form N-2 of our reports for Arden Sage Multi-Strategy Fund, L.L.C. and Arden Sage Multi-Strategy Master Fund, L.L.C. both dated May 27, 2014.  We also consent to the references to us under the captions "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and under the caption "Financial Statements" in the Statement of Additional Information.

New York, New York
July 18, 2014